Exhibit 10.35
Description of Material Terms of Power Solutions International, Inc. LTI Plan
for the period January 1, 2023 to December 31, 2025

Item	Explanation
Purpose	The primary objectives of this plan are to retain employees and align employees’ incentives with the Company’s long-term goals.
Eligibility	Vice President and above or high strategic value based on scoring matrix. A matrix score of 13 or more to qualify for LTI without further justification. A matrix score of 10-12 may qualify with further justification. Factors taken into consideration on matrix score include, position with company, difficulty of replacement, succession plan participant, critical to long term project or strategy, years with company and advance degree. See scoring methodology attached.
Target Incentive (TI)	The TI is calculated by multiplying each qualifying individual’s Base Salary x LTI level related %.
	LTI Level	TI as % of Base
	Executive	60%
	Vice Presidents	45%
	Below Vice President	40%
Payout %	Payout % spans from 50% to 150% of TI. 50% is the guaranteed payout % and 150% is the maximum payout %.
Payout % is determined by the sum of the actual 3-year net income results divided by the sum of the budgeted 3-year net income target over the three-year performance period.
Total Bonus	Total bonus is calculated by multiplying TI and payout %.
The guaranteed payout % is 50% of TI payable in 1/3 increments at end of each plan year (guaranteed bonus). Performance bonus % is 50% of TI payable after the 3-year plan period and is not guaranteed.

	Performance Indicator	Performance Range
		Guaranteed	Plan (100%)	Maximum
	Net Income	70% of plan avg. 3 yrs	100% of plan	130% of plan
	Payout %	50%	100%	150%

Vesting Period and Time	1. 1/3 of guaranteed bonus will be vested on December 31, 2023 and paid out at first quarter of 2024.
2. 1/3 of guaranteed bonus will be vested on December 31, 2024 and paid out at first quarter of 2025.
3. 1/3 of guaranteed bonus and performance related bonus will be vested on December 31, 2025. The bonus will be paid out 30 days after 2025 audit results are approved by audit directors.
Funding	Payouts under the Plan will be in cash, unless the Company approves giving participants the right to take payout in shares of stock based on the-then market price or in cash at the participants discretion.

Exhibit 10.35

Participants Eligibility	Guaranteed bonus. A prorated guaranteed bonus will be calculated based on when a participant was hired or eligible to become a participant in the LTI Plan. An individual who is hired in the first quarter of the year will be eligible for a full year guaranteed bonus. An individual hired during 2nd or 3rd quarter will be eligible for a prorated guaranteed bonus based on the actual period employed in full months. An individual hired in the last quarter of the year will be ineligible for a guaranteed bonus for that year.
Performance bonus. A prorated performance bonus will be calculated based on when a participant becomes eligible to become a participant in the Plan. The numerator for the bonus calculation will be the total whole months participating in the plan divided by 36 months multiplied by the participants TI and plan achievement (x/36(TI X plan achievement)).

Termination	Plan participant must be on board at the end of the Plan Year in order to be eligible to receive guaranteed bonus payout for that year, unless terminated without cause by the Company in the 4th quarter of the Plan year then prorated for that Plan year. If a Participant is terminated, without cause, in the 3rd year of the LTI, the participant will be eligible for a prorated payout of the Performance bonus using the same proration calculation for Participants eligibility stated above. For cause includes but is not limited to failure to follow company policy and/or poor performance unless language to the contrary defining for cause in employment contract, if any.
Net Income Calculation	Net Income is defined as the sum of the actual final Net Income results per year totaled to create the overall company actual 3 year Net Income results divided by the sum of each Board approved budgeted Net Income target (at 100%) for each Plan year totaled to create the overall 3 year Net Income target. The formula is actual 3-year Net Income/budgeted 3 year Net Income = Percentage achievement with floor being 70% and maximum being 150%.
Example of Performance Achievement	If budgeted net income in year one is $12M, year 2 is $20M and year 3 is $30M and the company actual net income results are $10M, $22M and $30M each year respectively the calculation would be $62M/$62M =100% achievement and payout. If the budgeted numbers remained the same but the actual 3-year results totaled $43.4M then the actual achievement percentage would be 70% and the company would payout 50% of the Performance Achievement bonus (See Total Bonus above).